Exhibit 99.1

[GRAPHIC OMITTED]


For Immediate Release                      Media Contact:    William J. Ahearn
                                                             (212) 526-4379





                            LEHMAN BROTHERS ANNOUNCES
                    STRATEGIC AND ORGANIZATIONAL DEVELOPMENTS





NEW YORK, April 17, 2000 -- Lehman Brothers, the global investment banking firm, today announced several strategic and organizational developments designed to build on the Firm's growth and success, including the creation of a global capital markets division; the realignment of several key strategic functions, including the appointment of a new senior officer for e-commerce initiatives; the expansion of the Firm's Executive Committee to include direct global representation; and the addition of seven new members to the Firm's Operating Committee.

"These changes not only emphasize the importance of Lehman's global businesses and its e-commerce initiatives, but also significantly broaden the senior leadership of the Firm," said Richard S. Fuld, Jr., Lehman Brothers' Chairman and Chief Executive Officer.

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                                                             Developments/Page 2
Corporate

Effective immediately, Joseph M. Gregory, a 27-year veteran of the Firm and member of Lehman's Executive Committee, has been named Chief Administrative Officer. As CAO, he replaces John L. Cecil, who has decided to step down from his operational responsibilities, and will serve as an advisor to the Chairman of Lehman Brothers through the transition.

Mr. Gregory has held a number of senior management positions for the Firm over the years. Prior to assuming his new position, he headed the Global Equity Division, with additional responsibilities for Public and Investor Relations, and Corporate Services. For the past four years under Mr. Gregory's leadership, the Firm's Equity business has dramatically increased its performance, tripling revenues. Before assuming those responsibilities, Mr. Gregory was head of the Firm's Fixed Income Division.

David Goldfarb will become Lehman's CFO, a position also held by Mr. Cecil. Mr. Goldfarb has been with Lehman Brothers for six years, serving as the Firm's Controller and as CFO of Lehman Brothers Inc., the broker-dealer. Prior to joining Lehman Brothers, Mr. Goldfarb was a partner at Ernst & Young, where he was employed for 14 years. Mr. Goldfarb will become a member of the Operating Committee, and will report directly to Mr. Fuld.

James A. Rosenthal, who recently joined Lehman Brothers and is a member of its Operating Committee, will concentrate on Corporate Strategy and E-commerce, reflecting the Firm's commitment to the continued evolution and success of the franchise. Mr. Rosenthal, who will report directly to Mr. Fuld, had previously been a director at McKinsey & Co.

Jeremy  M.  Isaacs  will  assume   responsibility  for  Lehman  Brothers'  Asian
operations,

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                                                             Developments/Page 3

expanding his current role as head of Lehman's activities in Europe, and will join the Firm's Executive Committee. Jarett F. Wait will continue as Chief Executive Officer of Lehman Brothers Asia.

Capital Markets
The Firm's trading and sales businesses will be restructured through the creation of a new Capital Markets Division that will include the Fixed Income, Equity and Private Client Services divisions. Capital Markets will be co-headed by Lehman Brothers Executive Committee members Jeffrey Vanderbeek and Stephen M. Lessing. Mr. Vanderbeek, who formerly headed the Fixed Income Division and has been with the Firm for 17 years, will focus on the daily operations of the Firm's Equity and Fixed Income businesses. Mr. Lessing, who has been with the Firm for 20 years and who has been instrumental in building Lehman's capital markets businesses, will focus on the Firm's Private Client Services Division and on Senior Global Client Relations.

Under Mr. Vanderbeek, the Equity Division will be run on a day-to-day basis by Robert S. Shafir and Roger B. Nagioff; Fixed Income will be run on a day-to-day basis by Theodore P. Janulis and Herbert H. McDade, III. Based in the U.S., Mr. Shafir currently heads Equity Trading; Mr. Nagioff heads the Equity business in Europe. Mr. Janulis currently heads Lehman's mortgage businesses, and Mr. McDade heads the Firm's credit businesses. In recognition of the importance of their new roles, Messrs. Shafir, Nagioff, Janulis and McDade will become members of the Firm's Operating Committee.

Investment Banking In investment banking, Bradley H. Jack will continue in his role as Global Head of Investment Banking and a member of the Lehman Brothers Executive Committee. In addition, J. Stuart Francis and Paul Zoidis will become members of the Firm's Operating Committee. Based in San Francisco, Mr. Francis has been with Lehman

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                                                             Developments/Page 4

Brothers since 1991, and has responsibility for the Investment Banking Division's Global Technology franchise. Mr. Zoidis, who has been with the Firm for 19 years, has responsibility for Global Communications and Media investment banking activities.

Private Equity
Michael F. McKeever will continue in his role as the head of the Private Equity Division, and as a member of the Lehman Brothers Executive Committee.

"The broadening of our senior management base, through the expansion of our Operating Committee, will give us a stronger management structure to continue to succeed in meeting our goals well into the future," Mr. Fuld said. "Although we will miss John Cecil in his former roles, we are fortunate to have senior business leaders with proven track records who will be able to take on new challenges to move us forward. These changes will create the next generation of leadership for the Firm."

Lehman Brothers (NYSE: LEH) is a global investment bank with leadership positions in corporate finance, advisory services, private equity, municipal finance and fixed income and equity sales, trading and research. Lehman Brothers serves the financial needs of corporate, government and institutional clients, and high-net-worth individuals through offices in major financial centers worldwide.



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